Exhibit 10.27
                        AGREEMENT - Bristol Capital, LLC

THIS AGREEMENT (the "Agreement") is made on, and has effect as of, this 27th day of February. 1999, by and among Carnegie International Corporation, a Colorado Corporation (the "Buyer"), Paramount International Telecommunications, Inc. (the "Company"), and Bristol Capital, LLC ("Bristol). Defined terms in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement between the Buyer and Michael Eberle, David Moody, David Paton and Kay Eberle, dated February 26, 1999 (the "Stock Purchase Agreement).

RECITALS

A. The Company and Bristol entered into a Consulting Agreement, dated December 1, 1998, as amended, (the "'Consulting Agreement), whereby upon the provision by Consultant of certain finder services (the "Services"), Company agreed to compensate Bristol in the form of a finder's fee.

B. The Services of Bristol resulted in the Stock Purchase Agreement whereby the stock of Company was sold to Buyer.

C. Having completed the services, Consultant is entitled to receive a finder's fee in the form of securities and cash.

D. The securities portion of the finder's fee having been paid, the parties desire to state the terms upon which the cash portion of the finder's fee shall be paid as well as other terms and conditions relating to the securities.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. Buyer and Company agree that Buyer shall pay to Bristol the sum of Three Hundred and Fifty Thousand Dollars ($350,000) concurrently with the payment of the cash consideration to Sellers pursuant to Sections 2.2 and 2.6 of the Stock Purchase Agreement. Payment shall be made by wire transfer of U.S. dollar denominated currency to the account of Bristol's designee as follows: Law Offices of Diana Derycz, Wells Fargo Bank Attorney Trust Account No. 0465-420826, ABA No. 121 -000-248.

2. Upon the payment indicated immediately above, Company's cash obligation to Bristol under the Consulting Agreement shall be satisfied.

3. This Agreement shall be a binding agreement among the parties and the Stock Purchase Agreement including but not limited to Sections 3.26, 4.5, 11.8, shall in no way prevent, prohibit, restrict, or otherwise limit this Agreement and/or the payment to Bristol or its designee referred to Section 1 above.

4. The parties will maintain this Agreement in confidence and shall not divulge the same unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information become publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing, announcement or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings, or reporting requirements.

5. This Agreement will be governed by the laws of the State Of California, without regards to conflicts of law principles. The parties hereby submit themselves to the federal and state courts in the State of California. The prevailing party in any action, suit, claim, or proceeding shall be entitled attorney's fees from the non-prevailing party.

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IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first written above.

BRISTOL CAPITAL, LLC


By: /s/ Paul Kessler
    -----------------
Title:  President


CARNEGIE INTERNATIONAL CORPORATION

By: /s/ Lowell Farkas
    -----------------
TITLE:  PRESIDENT

PARAMOUNT INTERNATIONAL TELECOMMUNICATIONS, INC.

BY: /S/ MICHAEL EBERLE
    ------------------
Title:  President